EXHIBIT 99.1

OPENWAVE STREAMLINES MANAGEMENT TEAM

REDWOOD CITY, Calif.—August 21, 2003—Openwave Systems Inc. (Nasdaq: OPWV), the leading independent provider of open software products and services for the communications industry, today announced changes to its executive management team that will streamline the organizational structure.

Kevin Kennedy, chief operating officer of Openwave will be leaving the company to join JDS Uniphase as its CEO. Kennedy will serve as an advisor to CEO Don Listwin through the end of the fiscal year 2004 and will continue to serve on Openwave’s board of directors into the future.

Consistent with the company’s ongoing efforts to reduce costs and streamline operations, and Kennedy’s decision to depart Openwave, the company has decided to eliminate the position of chief operating officer and transfer those responsibilities to its senior management team. The company has also made the following changes:

•	David Hose, vice president and general manager of mobile infrastructure products has been promoted to senior vice president and chief development officer

•	Richard Wong, senior vice president of worldwide marketing has been promoted to general manager of messaging applications

•	Jon Shantz, senior vice president of corporate development, will assume additional responsibilities in the areas of corporate marketing, developer marketing and standards cooperation in his new role as senior vice president of market development.

•	Al Etterman, vice president of IT, has been promoted to senior vice president of corporate infrastructure leading the IT and facilities teams.

“These management changes are the natural next step in the evolution of our company. For the past two years, we have been improving operational excellence under Kevin’s leadership. We have managed to reduce expenses and size the company to reflect customer demand and market realities,” said Don Listwin, president and CEO. “On behalf of the company, I want to thank Kevin for his dedication and results in managing Openwave through several market transitions. I look forward to his continued involvement in the company and I wish him success in his new position.”

“I have been fortunate to have had the opportunity to work with Don and the management team in building Openwave’s business as the leading software and services supplier for communications service providers,” said Kennedy. “I remain committed to helping Openwave maintain its unique position in the industry and moving its business forward as a member of the Openwave board of directors.”

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

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Openwave, the Openwave logo and Services OS are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For more information please contact:

Openwave Systems Inc.

Michele Landry

Openwave

+1 650 480 4622

michele.landry@openwave.com